Exhibit 3.1

Amendments to the

Amended and Restated Certificate of Incorporation

of

Kansas City Southern

1. Paragraph TENTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

TENTH. The number of directors shall not be less than three nor more than eighteen, the exact number of directors to be determined from time to time by resolution adopted by a majority of the entire Board of Directors, and such exact number shall be eighteen until otherwise determined by resolution adopted by a majority of the entire Board of Directors. As used in this paragraph “entire Board” means the total number of directors which the Corporation would have if there were no vacancies. In the event that the Board of Directors is increased by such a resolution, the vacancy or vacancies so resulting shall be filled by a vote of the majority of the directors then in office. No decrease in the Board of Directors shall shorten the term of any incumbent directors.

Subject to the rights of the holders of any Preferred Stock or any series of New Series Preferred Stock to elect Directors:

(a) Commencing with the election of directors at the 2015 Annual Meeting of Stockholders, two classes of directors will remain: (i) the directors in the class that was elected at the 2013 Annual Meeting of Stockholders and having a term that expires at the 2016 Annual Meeting of Stockholders and (ii) the directors in the class that is to be elected at the 2014 Annual Meeting of Stockholders and having a term that expires at the 2017 Annual Meeting of Stockholders. Directors elected at the 2015 Annual Meeting of Stockholders shall be elected for a one-year term expiring at the 2016 Annual Meeting of Stockholders.

(b) Commencing with the election of directors at the 2016 Annual Meeting of the Stockholders, one class of directors will remain; those directors elected at the 2014 Annual Meeting of Stockholders and having a term that expires at the 2017 Annual Meeting of Stockholders. Directors elected at the 2016 Annual Meeting of Stockholders shall be elected for a one-year term expiring at the 2017 Annual Meeting of Stockholders.

(c) From and after the election of directors at the 2017 Annual Meeting of Stockholder, the Board of Directors shall cease to be classified and the directors elected at the 2017 Annual Meeting of Stockholders (and each annual meeting of the stockholders thereafter) shall be elected for a term expiring at the following annual meeting of stockholders.

In the event of any increase or decrease in the authorized number of directors at any time when the Board of Directors is divided into a class or classes: (a) each director then serving shall continue as a director of the class of which he or she is a member until the expiration of the director’s term or the director’s death, retirement, resignation, or removal; (b) each newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, though less than a quorum, pursuant to Section 223 of the Delaware Corporation Law. Any director elected to fill a newly created directorship that results from an increase in the number of directors shall be elected for a term expiring at the next annual meeting of the stockholders, and any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of the predecessor director. Current directors serving in a class that was elected for a three-year term at the annual meeting of stockholders from 2012 through 2014 may be removed only for cause. All other directors may be removed either with or without cause.

2. Paragraph FOURTEENTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

FOURTEENTH. Annual and special meetings of stockholders shall be held as provided in the Bylaws of the Corporation. No meetings of stockholders shall be held without prior written notice as provided in the Bylaws and no actions may be taken by waiver of written notice and consent by stockholders in lieu of meeting. A special meeting of the stockholders of the Corporation may be called only by (i) the Board of Directors, (ii) the Chair of the Board of Directors, (iii) the Chief Executive Officer, or (iv), subject to the applicable provisions of the Bylaws of the Corporation, by the Secretary of the Corporation at the written request in proper form of one or more stockholders of record who have continuously held for at least one year prior to the date such request is delivered to the Secretary a net long position in shares of Common Stock representing in the aggregate at least twenty-five percent (25%) of the outstanding shares of Common Stock. Special meetings of the stockholders of the Corporation may not be called by any other person or persons.